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                                                          STATE OF DELAWARE
                                                         SECRETARY OF STATE
                                                   DIVISION OF CORPORATIONS
                                                  FILED 09:01 AM 03/03/1998
                                                        981082590 - 2448754


                       CERTIFICATE OF AMENDMENT
                                  OF
                     CERTIFICATE OF INCORPORATION
                                  OF
                     WELLSPRING INVESTMENTS, INC.
                       (A DELAWARE CORPORATION)

I, M. Richard Cutler, hereby certify that:

     1.   I am the Secretary and President of Wellspring
Investments, Inc., a Delaware corporation (the "Corporation").

     2. Article IV of the Certificate of Incorporation filed with the Office of the Secretary of State of Delaware on October 24, 1994, is hereby amended to read as follows:

                              "IV.

               A. This Corporation is authorized to issue two classes of shares of stock to be designated respectively "Common Stock" and "Preferred Stock". The total number of shares of Common Stock this Corporation is authorized to issue is Twenty Five Million (25,000,000), par value $0.0001, and the total number of shares of Preferred Stock this Corporation is authorized to issue is Five Million (5,000,000), par value $0.0001.

               B. The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the "Board of Directors") is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a "Preferred Stock Designation") and as may be permitted by the Delaware Corporation Laws. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so

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          decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series."

     3. Article V of the Certificate of Incorporation filed with the Office of the Secretary of State of Delaware on October 24, 1994, is hereby amended to read as follows:

                              "V.

          The number and identity of the Directors of the Corporation shall be as set forth in the bylaws of the Corporation."

     4. The foregoing amendment of Certificate of Incorporation has been duly approved by the Board of Directors of the Corporation.

     5. The foregoing amendment of Certificate of Incorporation has been duly approved by all of the shareholders of the Corporation.

     I further declare under penalty of perjury under the laws of the State of Delaware that the matters set forth in this certificate are true and correct of my own knowledge.

Dated:   February 11, 1998


   /s/M. Richard Cutler
_______________________________
M. RICHARD CUTLER
President and Secretary